Exhibit 99.1

Press Release

January 30, 2015

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD QUARTERLY NET INCOME. EARNINGS PER SHARE UP 33 PERCENT FOR THE 4TH QUARTER; UP 23 PERCENT FOR THE YEAR 2014. QUARTERLY DIVIDEND DECLARED.

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, is pleased to report that fourth quarter 2014 net income was $5.8 million, or $0.36 per diluted common share. This is the highest net income ever recorded by the Company for any individual quarter and compares to fourth quarter 2013 net income of $4.3 million, or $0.27 per diluted common share. On January 28, 2015, the Company’s Board of Directors declared a regular quarterly dividend of $0.14 per common share. The dividend is payable on February 25, 2015 to shareholders of record on February 11, 2015.

“We had a great fourth quarter and a great year!” commented Dave Nelson, President and Chief Executive Officer of West Bancorporation, Inc. “Our loan portfolio reached $1.18 billion, an all-time high, after beginning the year at $992 million. Loan growth for the year was 19 percent. This growth was the result of our bankers working with existing customers to provide them with the best financial solutions, as well as business development efforts targeted at new clients. I could not be more proud of all our employees for the 2014 accomplishments.”

Mr. Nelson added, “In the fourth quarter, we also changed the way we provide residential mortgage loan products to our customers. In an effort to better serve our customers, we now have people in each of our banking locations who can offer residential mortgage loans. In the past, we have had mortgage bankers in only select locations. We believe this change will be a benefit to those looking to buy a home or refinance their existing mortgage.”

Brad Winterbottom, West Bank President said, “All three of our markets contributed to our success this year. Fourth quarter loan growth was significantly impacted by our ability to refinance a number of commercial real estate loans that some of our best customers had with other financial institutions.  Our sales activities have been brisk, caused by a concerted and continued effort to find new customers and expand existing relationships in all segments of our business.  This is occurring as asset quality continues to improve.”

Eastern Iowa Market President Lynn Rowat, commented, “The eastern Iowa market continued its strong growth during the fourth quarter of 2014.  That growth is partially demonstrated by the fact that our eastern Iowa loan balances increased by over 28 percent during 2014.  We are pleased that our new eastern Iowa main office, located at 401 10th Avenue in Coralville, opened on January 21, 2015.  We expect that the convenience and efficiencies gained with our investment in this new facility will lead us to an even stronger year in 2015.”

“We enjoyed a solid fourth quarter for loan growth, with year-end outstanding loan balances in Rochester exceeding $51 million, up over 30 percent from the third quarter. Deposits grew over 20 percent during the same period. More Rochester businesses are choosing West Bank as their primary bank, which continues to drive our steady Rochester market share growth. Our bankers, our community board members and our strong pipeline are well positioned for a successful start to 2015,” said Mike Zinser, Rochester Market President.

Other highlights for the fourth quarter include:

1)	The completion of our new office in Coralville, Iowa (opened on January 21, 2015).

2)	The sale of our downtown Iowa City office and the disposition of other unused assets resulting in a net after tax gain of $1.3 million.

3)	The sale of all except one OREO (other real estate owned) property.

4)	The sale of the Company’s only nonperforming investment security resulting in a net after tax gain of $0.6 million.

5)
The continued reduction of nonperforming loans. At December 31, 2014, nonperforming loans consisted of nonaccrual loans totaling $1.6 million and one $0.4 million loan classified as restructured troubled debt.

6)	Total nonperforming assets are at the lowest level in seven years.

The income tax expense for the fourth quarter of 2014 is lower than what would normally be expected due to the utilization of capital loss carryforwards in connection with the sale of fixed assets and investments.

Net income for 2014 was $20.0 million, or $1.25 per diluted common share, up from $16.9 million, or $1.02 per diluted common share, for 2013.

The Company intends to file its report on Form 10-K with the Securities and Exchange Commission on or around March 6, 2015. Please refer to that document for a more in-depth discussion of our results. The Form 10-K document will be available on the Investor Relations section of West Bank's website at www.westbankstrong.com.

The Company will discuss its fourth quarter 2014 results during a conference call scheduled for this afternoon, Friday, January 30, 2015, at 2:00 p.m. Central Time. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until February 14, 2015 at 877-344-7529, pass code: 10058083.

As previously reported, the record date for the Annual Meeting of Shareholders is February 19, 2015. The meeting will be held on April 23, 2015.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight full-service offices in the Des Moines, Iowa, metropolitan area, one full-service office in Iowa City, Iowa, one full-service office in Coralville, Iowa, and an office in Rochester, Minnesota.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions or future events. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations and costs; changes in customers' acceptance of the Company's products and services; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	December 31, 2014	December 31, 2013
Assets
Cash and due from banks	$27,936	$41,126
Federal funds sold	11,845	1,299
Investment securities available for sale, at fair value	272,790	345,216
Investment securities held to maturity, at amortized cost	51,343	—
Federal Home Loan Bank stock, at cost	15,075	11,851
Loans held for sale	826	2,230
Loans	1,184,045	991,720
Allowance for loan losses	(13,607)	(13,791)
Loans, net	1,170,438	977,929
Premises and equipment, net	9,988	7,487
Bank-owned life insurance	32,107	26,376
Other real estate owned	2,235	5,800
Other assets	21,250	23,090
Total assets	$1,615,833	$1,442,404

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$362,827	$332,230
Interest-bearing:
Demand	241,722	233,613
Savings	527,277	451,855
Time of $100,000 or more	83,928	83,653
Other time	54,708	62,491
Total deposits	1,270,462	1,163,842
Short-term borrowings	68,975	16,622
Long-term borrowings	130,183	131,946
Other liabilities	6,038	6,369
Stockholders' equity	140,175	123,625
Total liabilities and stockholders' equity	$1,615,833	$1,442,404

Financial Information (continued) (unaudited)
(in thousands)

CONSOLIDATED STATEMENTS OF	Three Months Ended December 31,		Year Ended December 31,
INCOME	2014	2013	2014	2013
Interest income
Loans, including fees	$12,504	$11,375	$47,440	$44,992
Investment securities	1,928	2,069	7,816	7,630
Other	2	20	45	119
Total interest income	14,434	13,464	55,301	52,741
Interest expense
Deposits	575	822	2,426	3,413
Short-term borrowings	28	13	51	89
Long-term borrowings	899	929	3,679	3,556
Total interest expense	1,502	1,764	6,156	7,058
Net interest income	12,932	11,700	49,145	45,683
Provision for loan losses	500	—	750	(850)
Net interest income after provision for loan
losses	12,432	11,700	48,395	46,533
Noninterest income
Service charges on deposit accounts	684	733	2,790	2,923
Debit card usage fees	458	436	1,764	1,787
Trust services	314	254	1,327	997
Gains and fees on sales of residential mortgages	335	326	1,394	1,275
Increase in cash value of bank-owned life
insurance	197	154	731	646
Gain (loss) on disposition of premises and
equipment	1,067	(3)	1,069	(9)
Realized investment securities gains (losses), net	(493)	—	223	—
Other income	241	232	998	875
Total noninterest income	2,803	2,132	10,296	8,494
Noninterest expense
Salaries and employee benefits	4,027	3,795	16,086	15,757
Occupancy	1,058	989	4,165	3,906
Data processing	615	515	2,241	2,030
FDIC insurance expense	196	186	757	733
Other real estate owned expense	1,467	221	1,865	1,359
Other expenses	1,887	2,042	6,888	7,031
Total noninterest expense	9,250	7,748	32,002	30,816
Income before income taxes	5,985	6,084	26,689	24,211
Income taxes	147	1,802	6,649	7,320
Net income	$5,838	$4,282	$20,040	$16,891

Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2014
4th Quarter	$0.36	$0.36	$0.14	$17.05	$14.00
3rd Quarter	0.32	0.32	0.12	15.68	14.01
2nd Quarter	0.30	0.30	0.12	16.45	13.53
1st Quarter	0.28	0.27	0.11	15.98	13.64

2013
4th Quarter	$0.27	$0.27	$0.11	$16.64	$13.34
3rd Quarter	0.27	0.27	0.11	14.50	11.74
2nd Quarter	0.25	0.25	0.10	12.27	10.10
1st Quarter	0.23	0.23	0.10	11.72	10.46
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended December 31,		Year Ended December 31,
SELECTED FINANCIAL MEASURES	2014	2013	2014	2013
Return on average assets	1.47%	1.17%	1.32%	1.17%
Return on average equity	16.81%	13.85%	15.19%	13.22%
Net interest margin	3.62%	3.52%	3.59%	3.48%
Efficiency ratio*	49.28%	52.59%	49.93%	52.55%

			As of December 31,
			2014	2013
Texas ratio*			2.71%	7.69%
Allowance for loan losses ratio			1.15%	1.39%
Tangible common equity ratio			8.68%	8.57%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.